EXHIBIT 11 - Computation of Earnings per Common Share

HMN Financial, Inc.
Computation of Earnings Per Common Share
(Unaudited)



                                  Three months ended        Six Months ended
                                    June 30,                   June 30,
                               1999          1998        1999           1998
                              ---------------------     ----------------------
Weighted average number of
 common shares outstanding
 used in basic earnings per
 common share calculation     4,442,471   5,051,205     4,465,679    5,248,262

Net dilutive effect of:
 Options                        167,858     379,759       177,041      391,398
 Restricted stock awards         20,019      54,197        23,267       57,773
                              ---------   ---------     ---------    ---------
Weighted average number of
 shares outstanding adjusted
 for effect of dilutive
 securities                   4,630,348   5,485,161     4,665,987    5,697,433
                              =========   =========     =========    =========

Income available to common
 shareholders               $ 1,716,347     784,030     3,318,347    2,447,385

Basic earnings per
 common share               $      0.39        0.16          0.74         0.47

Diluted earnings per
 common share               $      0.37        0.14          0.71         0.43

The earnings per share calculations reflected above are presented as if the split had been completed at the beginning of each period presented for the weighted average number of shares outstanding for each period.